Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Gaxos.AI Inc. (File No. 333-271383) filed on April 21, 2023, of our report dual dated March 31, 2023 and March 27, 2024 on the financial statements of Gaxos.AI Inc. as of December 31, 2022 and for the year then ended.

/s/ D. Brooks and Associates CPAs, P.A.
D. Brooks and Associates CPAs, P.A.
Palm Beach, FL
March 27, 2024